Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 10, 2020 with respect to the consolidated financial statements of The Johnny Rockets Group, Inc. for the years ended December 29, 2019 and December 30, 2018, included in this Form 8-K/A of FAT Brands Inc. We consent to the incorporation by reference of said report in the Registration Statements of FAT Brands Inc. on Form S-8 (File No. 333-239031) and Form S-1 (File No. 333-239032).

/s/ GRANT THORNTON LLP

Hartford, Connecticut
December 7, 2020